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                              Exhibit 11
                        NPC INTERNATIONAL, INC.
                             Statement Regarding Computation of Per
                             Share Earnings (Unaudited)
                                    Thirteen Weeks Ended
                           June 25, 1996     June 27, 1995

Shares outstanding at beginning
at beginningof period       $ 24,522,432      $ 24,505,324

Weighted average
of shares
issued during period               98,23               110

Assuming exercise of options and
warrants
reduced by the number of shares
which could
have been purchased with the
proceeds from
exercise                          399,638             21,416

Shares outstanding for
computation
of per share earnings          25,020,300         24,526,850

Net income                     $5,522,000         $4,125,000

Earnings per share             $      .22         $      .17

FULLY DILUTED
Shares outstanding
 at beginning                  24,522,432         24,505,324

Weighted average of shares
issued
during period                      99,230                110

Assuming exercise of options and
warrants
reduced by the number of shares
which could
have been purchased with the
proceeds from
exercise                           399,638            25,516

Shares outstanding for
computation
of per share earnings           25,021,300        24,530,950

Net income                      $5,522,000        $4,125,000

Earnings per share                   $ .22             $ .17
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